Exhibit 10.1

FIXED TERM EMPLOYMENT AGREEMENT

This Employment Agreement (“the Agreement”) dated as of              ,2008 is between FOSTER WHEELER CONTINENTAL EUROPE SRL (“the Company” or “the Employer”) and Mr. UMBERTO DELLA SALA (“the Executive”).

By executing this agreement the Company and the Executive agree as follows.

Type of employment: fixed-term contract, pursuant to Article 10, Paragraph 4, Law Decree n. 368 of 6 September 2001, as modified by Law n. 247 of 24 December 2007.

Starting date and duration of employment: from       1st, 2008 to December 31th, 2011.

Anticipated termination of the contract: it is expressely agreed that in derogation of the provisions of the Italian Law currently applicable to the fixed-term labour relationship, the Executive shall be entitled to terminate the employment with the Company at any time during the term of the Agreement by giving a four months’ notice starting from the receipt by the Company of Executive’s resignation letter and without any penalties for the Executive.

Role	Executive

Applicable National Contract:	CCNL per i Dirigenti di Aziende Produttrici di Beni e Servizi (“the National Contract”)

Annual Gross Salary:	Euro 195.000,00.=

“Overall Minimum Guaranteed Salary” according to the National Contract :	Euro 55.000,00.=

The annual Gross Salary is fixed and not subject to adjustements for the entire duration of the Agreement.

In particular the balance between the Annual Gross Salary paid to the Executive and the “Overall Minimum Guaranteed Salary” provided for by the National Contract will absorbe future salary increases which may become due by law and/or as a result of future renewals of the National Contract.

Other Benefits: in addition to the benefits provided by the National Contract and in accordance with Company’s Policies and Procedures, the Executive shall have the right to benefit of the “Cassa Tutela” Health Insurance Policy, supplemental to FASI, and shall be assigned a Company car of “C Category” for mixed use.

Protection of Confidential Information; Non-Competition and Non-Solicitation.

1.1 Confidential Information. The Executive acknowledges that the Executive’s services will be unique, that they will involve the development of Employer subsidized relationships with key customers, suppliers, and service providers as well as with key Employer employees and that the Executive’s work for the Employer will give the Executive access to highly confidential information not available to the public or competitors, including trade secrets and confidential marketing, sales, product development and other data and information which it would be impracticable for the Employer to effectively protect and preserve in the absence of this Section 1.1 and the disclosure or misappropriation of which could materially adversely affect the Employer. Accordingly, the Executive agrees:

1.1.1 except in the course of performing the Executive’s duties for the Employer or in case of information which is or will become known to the public, not ant any time, whether before, during or after the Executive’s employment with the Employer, to divulge to any other entity or person any confidential information acquired by the Executive concerning the Employer’s or its subsidiaries’ or affiliates’ financial affairs or business processes or methods or their research, development or marketing programs or plans, or any other of its or their trade secrets. The foregoing prohibitions shall include, without limitation, directly or indirectly publishing (or causing, participating in, assisting or providing any statement, opinion or information in connection with the publication of) any diary, memoir, letter, story, photograph, interview, article, essay, account or description (whether fictionalized or not) concerning any of the foregoing, publication being deemed to include any presentation or reproduction of any written, verbal or visual material in any communication medium, including any book, magazine, newspaper, theatrical production or movie, or television or radio programming or commercial. In the event that the Executive is requested or required to make disclosure of information subject to this Section 1.1.1 under any court order, subpoena or other judicial process, then, except as prohibited by law, the Executive will promptly notify the Employer, take all reasonable steps, requested by the Employer, to defend against the compulsory disclosure and permit the employer to control with counsel of its choice any proceeding relating to the compulsory disclosure. The Executive acknowledges that all information, the disclosure of which is prohibited by this section, is of a confidential and proprietary character and of great value to the Employer and its subsidiaries and affiliates;

1.1.2 to deliver promptly to the Employer on termination of the Executive’s employment with the Employer, or at any time that the Employer may so request, all confidential memoranda, notes, records, reports, manuals, drawings, software, electronic/digital media records, blueprints and other documents (and all copies thereof) relating to Employer’s (and its subsidiaries’ and affiliates’) business and all property associated therewith, which the Executive may then possess or have under the Executive’s control.

1.2 Employer Protections. In consideration of the Employer’s entering into this Agreement, the Executive agrees that at all times during the duration and thereafter for the time period described hereinbelow, the Executive shall not, directly or indirectly, for Executive or on behalf of or in conjunction with, any other person, company, partnership, corporation, business, group, or other entity (each, a “Person”):

1.2.1 Non-Competition: until the first anniversary of the Date of expiry of the Agreement or termination of Executive’s employment for any reason (“Date of Termination”), engage in any activity for or on behalf of a Competitor, as director, employee, shareholder (excluding any such share holding by the Executive of no more than five percent (5%) of the shares of common stocks of a publicly traded company), consultant or otherwise, which is the same as or similar to activity in which Executive engaged at any time during the last two (2) years of employment by the Employer; notwithstanding the foregoing, although the intent of the parties is to have a global, worldwide non-compete, solely in the event a court holds that the foregoing global non-compete is unenforceable due to its scope, the Executive voluntarily agrees to be subject to a revised non-compete which instead covers any activity which is the same as or similar to activity in which Executive engaged at any time during the last two (2) years of employment by the Employer within the territory of the European Union, Saudi Arabia and Singapore;

1.2.2 Non-Solicitation: until the second anniversary of the Date of Termination:

(i) Of Employees: call upon any Person who is, at such Date of the Executive’s termination of employment, engaged in activity on behalf of the Employer or any subsidiary or affiliate of the Employer for the purpose or with the intent of enticing such Person to cease such activity on behalf of the Employer or such subsidiary or affiliate; or

(ii) Of Customers: solicit, induce, or attempt to induce any customer of the Employer to cease doing business in whole or in part with or through the Employer or a subsidiary or affiliate, or to do business with any Competitor.

For purposes of this Agreement, “Competitor” means a person or entity who or which is engaged in a material line of business conducted by the Employer. For purposes of this Agreement, “a material line of business conducted by the Employer” means an activity of the Employer generating gross revenues to that entity of more than twenty-five million dollars (US$25,000,000) in the immediately preceding fiscal year of the respective entity.

1.2.3 Consideration from Employer for Entering into the Non-Compete and Non-Solicitation. As consideration for agreeing to the restrictive covenants set forth in paragraphs 1.2.1 and 1.2.2 immediately above (the “Consideration”), the Employer agrees to pay the Executive, the following:

(A) a payment equal to € 58,500 (i.e., 30% of Executive’s Annual Gross Salary) to be made on the first day of the month immediately following the month which includes Executive’s Date of Termination or within ten (10) days thereof; and

(B) another payment equal to € 19,500 (i.e., 10% of Executive’s Annual Gross Salary) to be paid on the one-year anniversary of the payment date under clause (A) immediately above.

It is understood that the payments under this Paragraph 1.2.3 are in addition to, and not in lieu of, any other payments due to the Executive under this Agreement. Notwithstanding the foregoing, the Employer shall not be required to make any payments hereunder if the Executive commits a breach or threatens to breach any of the provisions of Paragraph 1.2.1 and 1.2.2 immediately above.

1.3 Remedies and injunctive Relief. If the Executive commits a breach or threatens to breach any of the provisions of Section 1.1 or 1.2 hereof, the Employer shall have the right and remedy to have the provisions of this Agreement specifically enforced by injunction or otherwise by any court having jurisdiction, it being acknowledged and agreed that any such breach will cause irreparable injury to the Employer in addition to money damage and that money damages alone will not provide a complete or adequate remedy to the Employer, it being further agreed that such right and remedy shall be in addition to, and not in lieu of, any other rights and remedies available to the Employer under law or in equity.

1.4 Severability. If any of the covenants contained in Sections 1.1, 1.2 or 1.3, or any part thereof, hereafter are construed to be invalid or unenforceable, the same shall not affect the remainder of the covenant or covenants, which shall be given full effect, without regard to the invalid portions.

1.5 Extension of Term of Covenants Following Violation The period during which the prohibitions of Section 1.2 are in effect shall be extended by any period or periods during which the Executive is in violation of Section 1.2

1.6 Choice of Forum and Modification by Court. It is agreed that any court anywhere in the world has jurisdiction to hear the particular issues of Section 1.1 or 1.2. If any of the covenants contained in Section 1.1 and 1.2 are held to be unenforceable, the parties agree that the court making such determination shall have the power to revise or modify such provision to make it enforceable to the maximum extent permitted by applicable law and, in its revised or modified form, said provision shall then be enforceable.

1.7 Modification by One Court Not to Affect Covenants in Another Country. The parties hereto intend to and hereby confer jurisdiction only to enforce the specific covenants contained in Sections 1.1. and 1.2 upon the courts of any country within the geographical scope of such covenants. In the event that the courts of any one or more of such countries hold such covenants wholly unenforceable by reason of the breadth of such covenants or otherwise, it is the intention of the parties’ hereto that such determination not bar or in any way affect the Employer’s right to the relief provided above in the courts of any other countries within the geographical scope of such covenants as to breaches of such covenants in such other respective jurisdictions, the above covenants as they relate to each country being for this purpose severable into diverse and independent covenants

Other terms and conditions of the labour employment. As regards all the other terms and conditions not specified in this letter, express reference is made to the National Contract.

FOSTER WHEELER CONTINENTAL EUROPE	THE EXECUTIVE

BY

NAME: Antonio Vietti	NAME: Umberto della Sala

TITLE: Human Resources Director